UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2025

Galaxy Gaming, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30653	20-8143439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Cameron Street Suite 305 Las Vegas, Nevada 89118

(Address of principal executive offices)

(702) 939-3254

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock	GLXZ	OTCQB marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2025 Galaxy Gaming, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with BMO Bank N.A., a national banking association (“Bank”). The Credit Agreement provides for senior secured financing in the aggregate amount of up to $47 million, consisting of a $2 million senior secured revolving credit facility and a $45 million senior secured term loan.

The Credit Agreement replaces the senior secured term loan agreement, dated November 15, 2021, with Fortress Credit Corp., which included a term loan with a maturity date of November 13, 2026. On January 6, 2025 the Company borrowed $45 million under the new term loan and used this amount plus cash in hand to repay all amounts outstanding under the previous loan agreement, which was terminated as described below under Item 1.02.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (1) at a floating rate equal to the base rate (the “Base Rate”) determined by reference to the greatest of: (a) the prime commercial rate announced or otherwise established by Bank, (b) the federal funds rate plus 1/2 of 1%, and (c) the one-month Term SOFR (as defined in the Credit Agreement) plus 1.00%; or (2) at a fixed rate based on Term SOFR with an interest period of one, three or six months (at the Company’s election). The applicable margin for borrowings is determined by reference to a pricing grid based on the Company’s then current Total Funded Debt to EBITDA Ratio (as defined in the Credit Agreement). The applicable margin for Base Rate loans ranges from 2.0% to 2.5% per annum. The applicable margin for SOFR loans ranges from 3.0% to 3.5% per annum. The Company will pay (i) a commitment fee equal to the applicable margin on the average daily undrawn amount under the new revolving credit facility, and (ii) a one-time closing fee based on the total commitments under the new term loan and new revolving credit facility.

The new term loan and new revolving credit facility will mature on the earlier of (i) January 6, 2030 or (ii) January 6, 2028 if the merger with Evolution Malta Holding Limited is not completed by December 31, 2025

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement includes financial covenants requiring the Company to maintain a maximum Total Funded Debt to EBITDA Ratio, a minimum Fixed Charge Coverage Ratio, minimum EBITDA, and maximum Capital Expenditures (each as defined in the Credit Agreement).

The Company’s obligations under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries, and secured by a first-priority security interest in substantially all of the tangible and intangible personal property of the Company and each subsidiary.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is hereby filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the Credit Agreement, on January 7, 2025, the Company terminated the senior secured term loan agreement, dated November 15, 2021, with Fortress Credit Corp., and repaid all amounts outstanding under that loan agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance

Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On January 8, 2025, the Company issued a press release announcing the Credit Agreement. A copy of the press release is hereby furnished as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 and in Exhibit 99.1 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit No. Description

10.1 Credit Agreement dated as of January 6, 2025, by and between Galaxy Gaming, Inc. and BMO Bank N.A.

99.1 Press Release, dated January 8, 2025

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2025

GALAXY GAMING, INC.

By: /s/ Steven Kopjo

Steven Kopjo

Chief Financial Officer